Exhibit 10.1

Consulting Agreement

Consulting Agreement dated as of January 1, 2021, between Graham Holdings Company, a Delaware corporation with its principal place of business at 1300 North 17th Street, Suite 1700, Arlington VA 22209 (“The Company”) and Denise Demeter (“Consultant”), in consideration of the mutual promises made herein, as follows:
1.Contractor agrees to provide the services set forth in the attached Statement of Work (“SOW”) for the Company. All such services will be performed by the Contractor individually. The provision of such services will be coordinated by the Company contact as outlined in the attached SOW. Contractor will not be subject to direct day-to-day supervision by the Company. Contractor will supply all equipment and supplies required to perform the services under this Agreement, with the exception of a laptop and cell phone. For security reasons, the Company does not allow external equipment to access its network or servers.
2.In exchange for these services, the Company will pay the Contractor at the rate and time period and/or hours set forth in the attached SOW. Contractor shall file any required tax or other forms with the Company as a condition to payment. Contractor will submit invoices for expense reimbursement monthly. Contractor shall submit requests for expense reimbursement, including the presentation of appropriate statements of such expenses for all necessary and reasonable pre-approved travel and other expenses incurred in the course of performing services on behalf of the Company. Contractor will provide receipts for expenses upon request.
3.Company may provide for Contractor’s possession or use certain equipment, software, products, components, devices, information and/or materials (including, if applicable, a Company laptop (collectively “Supplied Property”) which comprise Proprietary Information of the Company. Any Supplied Property is supplied “as is” for use solely with regard to the applicable Statement of Work. Contractor shall not attempt to reverse engineer any Supplied Property, and Contractor will return all Supplied Property to Company upon request or upon termination of the applicable Statement of Work.
4.Contractor shall comply at all times with Company’s applicable access rules and regulations regarding safety, security, data protection and conduct. In particular, Contractor shall comply with the Security and Confidentiality Policy for Non-employees of Company.
5.Either party may terminate this agreement at any time by giving a written notice to the other party. In the event of a termination by Contractor, Contractor shall assist the Company in the transition of existing work.
6.All writings, works of authorship, inventions, developments, discoveries, improvements, creative works and useful ideas of any description whatsoever, whether or not patentable and whether or not reduced to practice, and which relate to the actual or demonstrably anticipated business of the Company, or result from or relate to any work performed for the Company or are developed through the use of the Company’s equipment, software or other resources, which are produced, conceived or developed by the Contractor, in whole or in part, either alone or jointly with others during the course of performing services for the Company (“Company Related Inventions and Developments”) are the sole property of the Company. The Company will be the sole owner of all patents, copyrights and other proprietary rights throughout the world in and with respect to Company Related Inventions and Developments. To the fullest extent permitted by law, Company Related Inventions and Developments will be deemed works made for hire. Contractor acknowledges good and sufficient consideration and hereby transfers and assigns to the Company all proprietary rights, including without limitation, all right, title and interest that she may have or accrue in Company Related Inventions and Developments. For no additional consideration beyond the payments set forth in Section 2, Contractor agrees to execute any documents and take any actions (both during and subsequent to her association with the Company) that may be required to evidence and confirm such transfer and assignment. The provisions of this Section will apply to all works which are conceived or developed, in whole or in part, during the time of Contractor’s association with the Company, whether before or after the date of this Agreement, and whether or not further development or reduction to practice may take place after termination of Contractor’s association with the Company.

7.Protection of Proprietary Information
a.Contractor acknowledges that she may have access to information that relates to the Company’s past, present or future products, customers, software and other technology, research, development, improvements, inventions, processes, techniques, designs or other technical data, or regarding administrative, management, financial marketing or manufacturing activities of the Company or of a third party who may have supplied it to the Company on a confidential basis. All such information, including any materials or documents containing such information, is considered “Proprietary Information.” “Proprietary Information” shall not include any information which (i) becomes part of the public domain through no act or omission of the Contractor; (ii) is lawfully acquired by the Contractor from a third party without any breach of confidentiality to the party to whom the information relates; (iii) is independently developed without reference to confidential information; or (iv) is disclosed in accordance with judicial or other governmental order, provided that the Contractor takes all reasonable steps to promptly notify the Company of the order and to permit the Company to contest the disclosure of the confidential information sought by the order or to seek a protective order covering such confidential information.
b.Contractor agrees, both during and after the term of this Agreement, to preserve and protect the confidentiality of the Proprietary Information, and not disclose any Proprietary Information to a third party or use it other than in connection with services under this Agreement without prior written consent of the Company. Contractor shall use only the laptop provided by Company to store or process Company Proprietary Information.
c.All Proprietary Information used or generated during the course of working for the Company is the property of the Company. Contractor may not make copies of any Proprietary Information or remove it from the Company’s premises without the Company’s permission. Any Proprietary Information that may have been removed or copied will be returned promptly upon termination of this Agreement.
8.Contractor represents and warrants that: (a) all services will be performed in a workmanlike and professional manner and will conform to the applicable requirements of the SOW; and (b) there is now and will be no conflict between the duties the Contractor is to perform under this Agreement and any other duties that the Contractor is required to perform pursuant to any other contract, agreement or understanding with a third party. During the Term, Contractor shall not engage in any other consulting or business activities that conflict with the Contractor's obligations to the Company.
9.Contractor acknowledges that in providing the services contemplated by this Agreement she will be acting solely as an independent contractor. Nothing in this Agreement shall be construed to create any other relationship, including one of employment, partnership or agency. Contractor has no authority to act on behalf of or to bind the Company. The Company shall have no obligation to withhold federal, state or other local income taxes from any compensation earned by the Contractor, nor will the Company withhold any FICA on behalf of Contractor or report or pay federal or state unemployment compensation insurance. Contractor shall not be entitled to any employment or fringe benefits from the Company. Contractor shall be solely responsible for, and shall pay, all taxes or mandated contributions of any type, including social security or social insurance, workers compensation, unemployment and income taxes, any estimated income and self-employment taxes and any other amount payable as a tax or fee on account of Contractor’s services or related to her receipt of the fees under this Agreement. Contractor shall indemnify and hold the Company harmless against the Contractor’s breach of the obligation in this Section.
10.General Provisions. This Agreement and the SOW constitute the entire agreement between the parties with respect to the Contractor's engagement with the Company. It may only be changed in writing signed by both parties. This Agreement and the rights and obligations hereof may not be assigned by Contractor with Company’s express written approval. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Virginia, excluding its conflict of laws rules. The parties consent to the jurisdiction of the appropriate Federal and state courts in Virginia. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement and shall not invalidate or render unenforceable such provision. Sections 6 and 7 and all accrued payment obligations shall survive the expiration or termination of this Agreement. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, or when sent by email, and received. Notices and all other documents required to be sent to the Company shall be sent to the main contact at the address set forth above with a copy to the General Counsel.

Graham Holdings Company

/s/ Denise Demeter		By:	/s/ Sandy Stonesifer
Denise Demeter
		Title: ____________________	Vice President, Human Resources

Date: _____________________	December 15, 2020	Date: _____________________	December 15, 2020

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STATEMENT OF WORK

This Statement of Work is attached to and made a part of the Consulting Agreement by and between Graham Holdings Company (“Company”) and Denise Demeter. Services will be coordinated by the Company contact, Sandy Stonesifer.

Description of work to be performed:

Contractor will provide services, on an advisory basis, as a consultant to the Company which services shall include serving as a consultant to the Compensation Committee of the Board of Directors of the Company and consultation with other officers of the Company on general compensation, benefits and other human resources related issues. Performance of such services will be, in all cases, solely on an advisory basis and Contractor will not have any authority to make any decisions on behalf of or bind the Company. Contractor shall devote no more than 80 hours per month to performance of her duties under this Consulting Agreement. The term of this Agreement shall be six (6) months (the “Term”).

Amount to be paid by Company:

Contractor shall be paid at the rate of $19,792.00 per month, which shall be paid monthly in arrears.